UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 26, 2006

GigaBeam Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-50985	20-0607757
(Commission File Number)	(IRS Employer Identification No.)

470 Springpark Place, suite 900, Herndon, VA  20170
(Address of Principal Executive Offices) (Zip Code)

(703) 378-0099
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01  Entry into Material Definitive Agreement

In connection with his resignation as Senior Vice President of Sales and Marketing, Mr. Thomas P. Wetmore entered into a Consulting and Separation Agreement with the Company effective October 2, 2006 (the “Agreement”) terminating his July 12, 2004 Employment Agreement with the Company. Pursuant to the Agreement, Mr. Wetmore agreed to provide the Company with certain sales and marketing services for two years. As compensation for his services, the Company has agreed to pay Mr. Wetmore a nominal fee, except that during the first year the Company agreed to compensate him at the rate of $ 17,500 per month which compensation is subject to reduction beginning in the third month to the extent he receives a salary or equity interest from another company. Pursuant to the Agreement, the Company also agreed to reimburse Mr. Wetmore a percentage of his premiums for certain group health and dental benefits for a period of six months. In addition, the Company granted Mr. Wetmore ten-year options to purchase 34,000 shares of common stock of the Company at an exercise price of $12.03, which options will vest over a two year period in equal quarterly installments with the first installment having vested on the date of the Agreement.

Effective September 26, 2006, the Board of Directors of the Company approved a reduction in the annual base salary of the Company’s management team, including certain of the Company’s executive officers, to the following amounts: $125,000 for Louis Slaughter, Chief Executive Officer; $112,500 for Douglas Lockie, President and Chief Technical Officer; $102,375 for John Krzywicki, Vice President Marketing, Strategy and Business Development; $137,812 for Leighton Stephenson, Chief Financial Officer, Vice President Finance and Administration; $149,625 for D. Duane Butler, Vice President Link Operation; $145,687 for Don E. Peck, Vice President Engineering and Manufacturing and $133,875 for Caroline Kahl, Vice President, Corporate Counsel and Secretary.

On September 26, 2006, the Board of Directors of the Company approved the deferral and accrual of' all compensation for non-employee directors of the Company for service as members of the board or a committee of the board, effective as of October 1, 2006. All directors will continue to be reimbursed for reasonable expenses incurred in connection with attendance at or telephonic participation in a Board of Director’s or Committee meeting.

Item  5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 2, 2006, Mr. Thomas P. Wetmore resigned as the Company’s Senior Vice President of Sales and Marketing, effective as of such date to found a new telecommunications company intending to provide wireless service in the Boston metro area.

Effective October 2, 2006, Mr. Samuel Jay Lawrence was promoted to Vice President of Sales for the Company. Mr. Lawrence is entitled to an annual base salary of $112,500, taking into account salary reductions for certain executives as approved by the Board of Directors on September 26, 2006, and he is eligible to receive a bonus as established by the Compensation Committee of the Board of Directors. Mr. Lawrence previously received ten year non-qualified options to purchase 40,000 and 10,000 shares of the Company’s common stock at an exercise price of $9.50 and $12.03, respectively. Each of the options vest at a rate of 33-1/3% per year for three years commencing from the date of grant.

Effective September 26, 2006, Mr. Leighton Stephenson and Mr. Louis Slaughter were appointed Treasurer and Assistant Treasurer of the Company, respectively.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

10.1	Amendment to Employment Letter Dated May 5, 2004 by and between the Company and Don E. Peck, dated September 26, 2006.

10.2	Amendment to Employment Agreement Dated July 12, 2004 by and between the Company and Louis S. Slaughter, dated September 26, 2006.

10.3	Amendment to Employment Agreement Dated July 12, 2004 by and between the Company and Douglas G. Lockie, dated September 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GigaBeam Corporation
(Registrant)

By:	/s/ Louis S. Slaughter
Louis S. Slaughter
Chairman and Chief Executive Officer

Date: October 2, 2006